Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

COLLABORATION AND LICENSE AGREEMENT BY AND BETWEEN

NITTO DENKO CORPORATION AND

OMEGA THERAPEUTICS, INC.

Dated as of October 12, 2022

TABLE OF CONTENTS

Page

ARTICLE 1 Definitions 1

ARTICLE 2 License Grant; Technology Transfer 11

2.1
License by Nitto 11
2.2
License Limitations 12
2.3
Sublicensing Rights 12
2.4
Technology Transfer 13
2.5
Exclusivity 13
2.6
Change of Control 13

ARTICLE 3 Development; Governance 13

3.1
Joint Development 13
3.2
Alliance Manager 14
3.3
Joint Steering Committee 14
3.4
Omega Development and Regulatory Responsibilities 16
3.5
Commercialization 16

ARTICLE 4 Payments and Royalties 17

4.1
Upfront Payment 17
4.2
Development Milestone Payments 17
4.3
Sales Milestone Payments 18
4.4
Royalties 18
4.5
Payment Terms 19

ARTICLE 5 Ownership and Inventorship of IP 21

5.1
Ownership 21
5.2
Assignments of Other Party’s IP 21

ARTICLE 6 Patent Prosecution and Maintenance 21

6.1
Filing of Patents Covering Program IP Generally 21
6.2
Nitto Patents 22
6.3
Omega Patents 22
6.4
Joint Patents 22
6.5
Regulatory Exclusivity Periods 23
6.6
Patent Listings 23
6.7
Cooperation 23

ARTICLE 7 Patent Enforcement and Defense 23

-i-

7.1
Notice 23
7.2
Enforcement and Defense 23
7.3
Patent Challenges 25

ARTICLE 8 Confidentiality 26

8.1
Confidential Information 26
8.2
Restrictions 26
8.3
Exceptions 27
8.4
Permitted Disclosures 27
8.5
Return of Confidential Information 28
8.6
Publications 28
8.7
Terms of this Agreement; Publicity 29

ARTICLE 9 Warranties; Limitations of Liability; Indemnification 29

9.1
Representations and Warranties 29
9.2
Additional Representations of Nitto 30
9.3
Disclaimers 31
9.4
No Consequential Damages 31
9.5
Performance by Others 31
9.6
Indemnification 31
9.7
Insurance 33

ARTICLE 10 Term and Termination 34

10.1
Term 34
10.2
Termination by Nitto 34
10.3
Termination by Omega 34
10.4
Termination Upon Bankruptcy 35
10.5
Effects of Termination 35
10.6
Survival 36

ARTICLE 11 General Provisions 36

11.1
Cumulative Remedies and Irreparable Harm 36
11.2
Relationship of Parties 36
11.3
Compliance with Law 36
11.4
Governing Law 36
11.5
Dispute Resolution 37
11.6
Counterparts; Facsimiles 39
11.7
Headings 39
11.8
Waiver of Rule of Construction 39

-ii-

11.9
Interpretation 39
11.10
Binding Effect 39
11.11
Assignment 39
11.12
Notices 39
11.13
Amendment and Waiver 40
11.14
Severability 40
11.15
Entire Agreement 40
11.16
Force Majeure 40
11.17
Further Assurances 41

-iii-

LIST OF APPENDICES

APPENDIX A Patents within the Licensed IP as of the Effective Date APPENDIX B Nitto Competitors

APPENDIX C Initial Joint Development Plan

APPENDIX D Specified IP

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), dated as of October 12, 2022 (the “Effective Date”), is made by and between Nitto Denko Corporation, located at Grand Front Osaka, 4-20 Ofuka-cho, 33rd Floor, Kita-ku, Osaka, Japan (“Nitto”), on the one hand, and Omega Therapeutics, Inc., located at 20 Acorn Park Drive, Cambridge, MA 02140 (“Omega”), on the other hand. Omega and Nitto are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Nitto develops lipid nanoparticles (“LNP”) through the use of its proprietary delivery system to deliver oligonucleotides such as mRNA constructs to target cells and has rights to certain Intellectual Property (as defined below) related thereto;

WHEREAS, Omega has developed certain Epigenomic Controllers (as defined below);

WHEREAS, Omega and Nitto and its Affiliate (as defined below), Nitto BioPharma, Inc., located at 10618 Science Center Drive, San Diego, CA 92121 (“NBPI”) entered into the Memorandum of Understanding, dated September 8, 2021 (the “Original MOU”), and subsequently entered into a Master Development Agreement, dated as of December 16, 2021 (the “MDA”), to evaluate the potential feasibility of the efficacy of combining Omega’s proprietary Epigenomic Controllers with Nitto’s LNP delivery technology for development of LNP formulations of such Epigenomic Controllers in lung and two (2) other organs to be agreed upon by the Parties, in order to determine Omega’s interest in obtaining a separate, exclusive license (a “License”) to the such LNP delivery system and related Intellectual Property with respect to each Collaboration Target (as defined below) under terms described in Appendix B to the MDA;

WHEREAS, under the MDA, a Feasibility Study (as defined in the MDA) has been ongoing with respect to MYC in lung as the 1st Collaboration Target (as defined in Appendix B of the MDA);

WHEREAS pursuant to Section 3.4(b) of the MDA, Nitto granted Omega an exclusive option to be granted an exclusive license under Nitto’s Intellectual Property, to research, develop, make, have made, use, offer for sale, sell, have sold and import LNPs consisting of Epigenomic Controllers; and

WHEREAS, on June 13, 2022 (the “MOU Effective Date”), Omega and Nitto and NBPI executed a Memorandum of Understanding (“MOU”), pursuant to which, among other thing, Omega exercised its option with respect to the Collaboration Target and paid a portion of the upfront fee agreed upon, Nitto granted Omega an exclusive license with respect to the Licensed Product (as defined below), and the Parties agreed to binding terms set forth in a term sheet attached as Appendix A thereto, and agreed to negotiate a definitive agreement to supersede the MDA with respect to the Collaboration Target and the MOU;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Definitions

The following terms and their correlatives will have the following meanings:

1.1
“Affiliate” of a Person or entity means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity will mean (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors, or (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity; provided that if local Law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Law, be owned by foreign interests.

1.2
“Budget” has the meaning set forth in Section 3.3(b)(ii).

1.3
“Business Day” means mean a day on which banking institutions in Boston, Massachusetts, USA, San Diego, California and Osaka, Japan are open for business.

1.4
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that (a) the first Calendar Quarter of the Term will begin on the MOU Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term will end on the last day of the Term, and (b) the first Calendar Quarter of a Royalty Term for a Licensed Product in a country will begin on the First Commercial Sale of such Licensed Product in such country and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term will end on the last day of such Royalty Term.

1.5
“Calendar Year” means the period beginning on the MOU Effective Date and ending on December 31 of the first calendar year in which the MOU Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided, that the final Calendar Year shall end on the last day of the Term on a country-by- country and Licensed Product-by-Licensed Product basis.

1.6
“cGMP” means current Good Manufacturing Practices as specified in Parts 210 and 211 of Title 21 of the U.S. C.F.R., ICH Guideline Q7A, or equivalent Laws of an applicable Regulatory Authority at the time of manufacture.

1.7
“Change of Control” means any of the following: (a) the sale or disposition of all or substantially all of the assets of a Party or its direct or indirect controlling Affiliate to a Third Party, other than to an entity of which more than fifty percent (50%) of the voting capital stock are owned after such sale or disposition by shareholders of such Party or its direct or indirect controlling Affiliate (in either case, whether directly or indirectly through any parent entity); or (b) (i) the acquisition by a Third Party, alone or together with any of its Affiliates, other than an employee benefit plan (or related trust) sponsored or maintained by such Party or any of its Affiliates, of more than fifty percent (50%) of the outstanding shares of voting capital stock of such Party or its direct or indirect controlling Affiliate, or (ii) the acquisition, merger or consolidation of such Party or its direct or indirect controlling Affiliate with or into another Person or entity, other than, in the case of this clause (b), an acquisition or a merger or consolidation of such Party or its controlling Affiliate in which the holders of shares of voting capital stock of such Party or its controlling Affiliate, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring Third Party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation.

1.8
“CMO” has the meaning set forth in Section 2.4.

1.9
“Collaboration Target” means MYC in lung, which for clarity is the 1st Collaboration Target (as defined in Appendix B of the MDA). This Agreement does not cover any other Collaboration Target (as defined in Appendix B of the MDA).

1.10
“Combination Product” means a product that includes at least one additional active ingredient other than the Epigenomic Controller in the Licensed Product sold in conjunction with or used in combination with a Licensed Product (whether packaged together or packaged separately but sold together for a single price).

1.11
“Commercialize” or “Commercialization” means, together with all correlative meanings, the import, export, marketing, promotion, sale or distribution of a product, including commercial activities conducted in preparation for a product launch.

1.12
“Competitive Infringement” has the meaning set forth in Section 7.1.

1.13
“Competing Product” means any product comprised of or incorporating Epigenomic Controller(s) that are the same as the Epigenomic Controller(s) in the Licensed Product.

1.14
“Confidential Information” has the meaning set forth in Section 8.1.

1.15
“Control” or “Controlled” means, with respect to any Intellectual Property, a Party owns or has a license to use and practice such and has the right to grant a license or sublicense to such Intellectual Property without violating the terms of any agreement with any Third Party

1.16
“Covered” and “Covering” means, with reference to a Licensed Product, that without the licenses granted to Omega hereunder, the manufacture, Development or Commercialization of such Licensed Product would infringe a Valid Claim.

1.17
“Debar”, “Debarred” or “Debarment” means (a) being debarred, or being subject to a pending debarment, pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (b) being listed by any federal and/or state agencies, excluded, debarred, suspended or otherwise made ineligible to participate in federal or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or being subject to any pending process by which any such listing, exclusion, debarment, suspension or other ineligibility could occur, (c) being disqualified by any government or regulatory agency, or being subject to a pending disqualification proceeding, or (d) being convicted of a criminal offense related to the provision of healthcare items or services or being subject to any pending criminal action related to the provision of healthcare items or services.

1.18
“Develop”, “Developed” or “Development” means, together with all correlative meanings, pre-clinical and clinical drug development activities, conducted before or after obtaining Marketing Authorization Approval that are reasonably related to or leading to the development, preparation, and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Marketing Authorization Approval or to the appropriate body for obtaining, supporting or expanding pricing and reimbursement approval, including without limitation, all activities related to preclinical testing, assay development and validation, in vivo testing, biomarker development and validation, toxicology, pharmacokinetic profiling, design and conduct of clinical trials and any other clinical trials or studies, regulatory affairs, statistical analysis, report writing, and regulatory material creation and submission (including the services of outside advisors and consultants in connection therewith).

1.19
“Development Milestone Events” has the meaning set forth in Section 4.2.

1.20
“Development Milestone Payments” has the meaning set forth in Section 4.2.

1.21
“Disclosing Party” has the meaning set forth in Section 8.1.

1.22
“Dollars” means United States dollars.

1.23
“Efficacy Endpoint” is defined in Section 1.82.

1.24
“Effective Date” has the meaning set forth in the Preamble.

1.25
“EMA” means the European Medicines Agency, or any successor, that coordinates the scientific review of human pharmaceutical products under the centralized licensing procedures of the European Union.

1.26
“Epigenomic Controller” means any agent, including, but not limited to, a polypeptide, a peptide, a nucleic acid (e.g., RNA or DNA, including both modified and unmodified forms of RNA and DNA), a nucleic acid-encoded polypeptide, a gene expression modifying molecule, an epigenetic editing molecule, and a non-biologic organic molecule (i.e. a “small molecule”), that, in each case, directly or indirectly regulates expression of one or more Genes via epigenetic modification of an Insulated Genomic Domain that includes the Gene(s), an enhancer sequence, a promoter sequence, a coding sequence, a non- coding sequence, a CTCF-binding site, a cis regulatory element sequence, or any combination of the aforementioned elements.

1.27
“Executive Officers” means in the case of Nitto, the chief of the nucleic acid medicine business division, and in the case of Omega, Omega’s Chief Executive Officer.

1.28
“FDA” means the United States Food and Drug Administration, and any successor agency with similar responsibilities.

1.29
“First Commercial Sale” means the first sale for use or consumption for which revenue has been recognized of any Licensed Product in a country after all required Marketing Authorization Approvals for commercial sale of such Licensed Product have been obtained in such country; provided, however, that the following shall not constitute a First Commercial Sale: (a) any sale between Omega, Affiliate or Sublicensee or between the Parties (or their respective Affiliates or sublicensees); (b) any use of such Licensed Product in clinical trials or non-clinical development activities with respect to the Licensed Product by or on behalf of Omega, or disposal or transfer of such Licensed Product for a bona fide charitable purpose; (c) compassionate use; (d) early access programs also known as named patients programs and temporary authorization for use for the administration of the Licensed Product to named individuals who do not meet the clinical trial enrolment or after the completion of a clinical trial.

1.30
“FTE” means the work of a full-time person for one year, or more than one person working the equivalent of a full-time person for one year, where “full-time” is determined by the standard practices in the biopharmaceutical industry in the geographic area in which such personnel are working; provided, however, that for purposes of performance of the agreed activities for the Technology Transfer, including scientific management oversight as reasonably required, means 1840 hours per year.

1.31
“FTE Costs” mean the US$200/hr, such FTE Costs representing reimbursement for all costs of FTEs in providing such activities (including salaries, benefits, and overhead.).

1.32
“GAAP” means generally accepted accounting principles in the United States.

1.33
“Gene” means (a) a naturally occurring human gene, including, but not limited to, all coding, non-coding and regulatory regions thereof, as identified by the applicable transcript identifier (i.e. NCBI Refseq transcript ID), gene identifier (i.e. NCBI Refseq Gene ID), gene name and synonyms and nucleotide sequence coordinates, gene transcript and nucleotide sequence; (b) any naturally occurring, non- coding region of the human genome including, but not limited to, transcriptional regulatory elements, non- protein coding RNA and intergenic regions; (c) a gene encoded by any nucleotide sequence of a human pathogen residing in a human cell in vivo; or (d) any gene that is not already covered by subclause (a) or

(b) above, together with any variants of such gene, including, but not limited to, the wild type and naturally occurring mutant and allelic variants, provided however that any such variant (i) encodes a protein with substantially similar mechanism of action and biological activity to the protein product of the original (reference) gene and (ii) has a coding region with eighty-five percent (85%) sequence identity to the coding region of the original (reference) gene.

1.34
“IND” means an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, (b) any equivalent of a U.S. Investigational New Drug application in any country outside the United States, and (c) all supplements and amendments that may be filed with respect to the applications described in clause (a) or (b) above of this Section 1.34.

1.35
“Indemnification Claim Notice” has the meaning set forth in Section 9.6(c).

1.36
“Indemnified Party” has the meaning set forth in Section 9.6(c).

1.37
“Indemnifying Party” has the meaning set forth in Section 9.6(c).

1.38
“Initial Payment Date” has the meaning set forth in Section 4.1.

1.39
“Insolvency Legislation” has the meaning set forth in Section 10.4.

1.40
“Insulated Genomic Domain” means a continuous segment of a chromosome that (a) is bounded on both ends by a CTCF-binding site, and (b) contains one or more Genes whose expression is regulated by chromosomal elements that lie between the CTCF-binding sites and is insulated from regulation by chromosomal elements that lie beyond the CTCF-binding site boundaries on the chromosome.

1.41
“Intellectual Property” means all inventions, discoveries, technical information, know- how, data, results, technology, trade secrets, processes, methods, ideas, physical, chemical or biological materials, whether or not patentable, and any patents, trademarks, service marks, registered designs, copyrights, database rights, and design rights and applications for any of the above.

1.42
“Joint Development Plan” is defined in Section 3.1(a).

1.43
“Joint IP” means any Project IP that constitute an improvement, enhancement or derivative of both the Nitto Background Technology and the Omega Background Technology, whether patentable or not. Joint IP includes combinations of (a) both Nitto Material and Omega Material, or (b) improvements, enhancements or derivatives of both Omega Material and Nitto Material. Joint IP does not include Nitto IP or Omega IP.

1.44
“Joint Patents” means Patents that Cover Joint IP.

1.45
“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.3(a).

1.46
“Know-How” means all Nitto Materials and all confidential and proprietary commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, and including study designs and protocols), in all cases, provided that such information is confidential and proprietary, and regardless of whether patentable, in written, electronic or any other form now known or hereafter developed.

1.47
“Late-Stage Development” means, with respect to a product, that in which first dosing under Phase 2 Studies has been initiated.

1.48
“Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.49
“License Agreement” has the meaning set forth in the Preamble.

1.50
“Licensed Field” means all human therapeutic, palliative and/or prophylactic uses and applications.

1.51
“Licensed IP” means (a) all Intellectual Property, including the Patents listed in Appendix A, and other Nitto Background Technology, that is necessary or useful to research, Develop, make, have made, use, sell, have sold, offer for sale, or import a Licensed Product in the Licensed Field in the Licensed Territory, (b) Nitto IP, and (c) Nitto’s interest in Joint IP. For the avoidance of doubt, “useful” Intellectual Property means Intellectual Property that is not strictly necessary but helpful for Omega to research, Develop, make, have made, use, sell, have sold, offer for sale, or import a Licensed Product in the Licensed Field in the Licensed Territory. “Useful” Intellectual Property includes but not limited to the Intellectual Property that makes formulation of loaded LNP more efficient, cheaper, and cleaner.

1.52
“Licensed Product” means any product directed to the Collaboration Target that

(a) consists of (i) one LNP composition, which is approved by the JSC (the “Nominated LNP”), and (ii) contains one or more Epigenomic Controllers Controlled by Omega (the “OEC”) and (b) (i) but for the licenses granted to Omega by Nitto, would infringe at least one Valid Claim in the Licensed IP, or (ii) incorporates or otherwise makes use of the data, results or Know-How included in the Licensed IP. For the avoidance of doubt, only one specific formulation of a Nominated LNP and an OEC as determined by JSC will be a Licensed Product at any given time; provided that the JSC has the authority to change or replace the Nominated LNP or OEC in such formulation.

1.53
“Licensed Territory” means worldwide.

1.54
“LNP” has the meaning set forth in the first recital.

1.55
“Losses” has the meaning set forth in Section 9.6(a).

1.56
“Major Market Country” means the United States, Japan, the United Kingdom, Germany, France, Spain, Italy or the People’s Republic of China.

1.57
“Marketing Authorization Approval” or “MAA” means, with respect to a country or extra-national territory, any and all approvals (including a New Drug Application or Biologics License Application approved by the FDA), licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell or market a product in such country or some or all of such extra-national territory.

1.58
“MDA” has the meaning set forth in the third recital.

1.59
“Milestone Event” means Development Milestone Events and Sales Milestone Events.

1.60
“Milestone Payments” means Development Milestone Payments and Sales Milestone Payments.

1.61
“Modified Material” means the material created by Nitto after the date of the Original MOU (including under the Joint Development Plan) and that is combination of a specific Omega Material with the specific Nitto Material utilizing, respectively the Omega Background Technology and the Nitto Background Technology.

1.62
“MOU” has the meaning set forth in the sixth recital.

1.63
“MOU Effective Date” has the meaning set forth in the sixth recital.

1.64
“mRNA Construct” means any mRNA that encodes one or more Protein Targets and any associated non-coding sequences, including any cap sequence, 5’UTR, 3’UTR, and any polyadenylation sequences. The term “mRNA Construct” also includes the chemistry of natural and non-natural nucleic acids, and other chemical modifications associated with such mRNA and associated non-coding sequences.

1.65
“Net Sales” means, with respect to the Licensed Product, the gross amount earned and realized or recognized as revenue in accordance with GAAP by Omega and its Affiliates or Sublicensees for sales or other dispositions of such Licensed Product to a Third Party (other than Sublicensees for resale, but including distributors for resale), less (solely to the extent included in such gross amount):

(a)
[***];

(b)
[***];

(c)
[***];

(d)
[***];

(e)
[***];

(f)
[***]; and

(g)
[***].

Net Sales will not include any payments among Omega, its Affiliates and Sublicensees. Net Sales shall not be imputed to transfers of Licensed Products for use in clinical trials, non-clinical development activities or other development activities with respect to Licensed Products by or on behalf of the Parties, for bona fide charitable purposes, named patient or early access programs, or for compassionate use or for Licensed Product samples, if no monetary consideration is received for such transfers.

Such amounts will be determined from the books and records of Omega and its Affiliates and Sublicensees, maintained in accordance with GAAP consistently applied.

Net Sales for any Combination Product will be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the average price paid for the Licensed Product contained in such Combination Product sold separately in finished form in such country, and B is the average invoice price paid for the other active ingredients contained in such Combination Product sold separately in finished form in such country, if such Licensed Product and such other active ingredients are each sold separately in such country.

Net Sales of the Licensed Product for any Combination Product if the Licensed Product or other active ingredients in such Combination Product are not sold separately in such country, will be calculated by multiplying the Net Sales of the Combination Product by a fraction, the numerator of which will be the fair market value of the Licensed Product as if sold separately, and the denominator of which will be the aggregate fair market value of all the other active ingredients of such Combination Product, including the Licensed Product, as if sold separately. In such event, Omega will in good faith make a determination of the respective fair market values of each component included in the Combination Product and will notify Nitto of such determination and provide Nitto with Omega’s basis for such determination. If Nitto in good faith does not agree with such determination, then the fair market value of each component of a Combination Product will be a determined by a Third Party expert selected by Omega and reasonably acceptable to Nitto.

1.66
“Nitto Background Technology” means Intellectual Property relating to the Nitto Material that (a) is Controlled by Nitto or its Affiliates and (b) exists as of and/or was conceived prior to the effective date of the Original MOU, or is Developed or obtained by Nitto or its Affiliates independently of the Original MOU, the MDA, the MOU and this Agreement without the use of Omega’s Confidential Information or the Omega Material. For purposes of clarity, Nitto Background Technology includes the Nitto Material, but does not include Modified Material.

1.67
“Nitto Indemnitees” has the meaning set forth in Section 9.6(a).

1.68
“Nitto IP” means, regardless of inventorship, Project IP that is solely an improvement, enhancement or derivative of Nitto Background Technology and that is not an improvement, enhancement or derivative of the Omega Background Technology. For the avoidance of doubt, Nitto IP expressly includes combinations of (a) nucleic acids that are not limited to Omega Material or an improvement, enhancement or derivative of Omega Material, and (b) Nitto Material or an improvement, enhancement or derivative of Nitto Material. Nitto IP does not include Joint IP or Omega IP.

1.69
“Nitto Material” means LNPs used to deliver oligonucleotides, such as mRNA constructs to target cells Controlled by Nitto or its Affiliates, excluding Modified Material.

1.70
“Nitto Patents” means all Patents Covering Nitto IP.

1.71
“Omega Background Technology” means Intellectual Property relating to the Omega Material that (a) is Controlled by Omega or its Affiliates and (b) exists as of and/or was conceived prior to the effective date of the Original MOU, or is Developed or obtained by Omega or its Affiliates independently of the Original MOU, the MDA, the MOU and this Agreement without the use of Nitto’s Confidential Information or the Nitto Material. For purposes of clarity, Omega Background Technology includes the Omega Material, but does not include Modified Material.

1.72
“Omega Indemnitees” has the meaning set forth in Section 9.6(b).

1.73
“Omega IP” means regardless of inventorship, the Project IP that is solely an improvement, enhancement or derivative of any Omega Background Technology and that is not an improvement, enhancement or derivative of Nitto Background Technology. For the avoidance of doubt, Omega IP expressly includes combinations of (a) Omega Material or an improvement, enhancement or derivative of Omega Material, and (b) LNPs that are not limited to Nitto Material or an improvement, enhancement or derivative of Nitto Material. Omega IP does not include Joint IP or Nitto IP.

1.74
“Omega Material” means Epigenomic Controllers Controlled by Omega or its Affiliates, excluding Modified Material.

1.75
“Omega Patents” means all Patents that Cover Omega IP.

1.76
“Orange Book” means FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations.

1.77
“Party” and “Parties” has the meaning set forth in the Preamble.

1.78
“Patent(s)” means an (a) issued patent, a patent application, and a future patent issued from any such patent application, (b) a future patent issued from a patent application filed in any country worldwide that claims priority from a patent or patent application included in (a), (c) any additions, divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, utility models, supplementary protection certificates and renewals based on any patent or patent application under (a) or (b), but not including any rights that give rise to regulatory exclusivity periods (other than supplementary protection certificates, which will be treated as “Patents” hereunder), and (d) any counterpart of any patent or patent application under (a), (b) or (c) filed in any country worldwide.

1.79
“Patent Costs” means the reasonable, documented, out-of-pocket costs and expenses paid to outside legal counsel, and filing and maintenance expenses, actually and reasonably incurred by a Party in prosecuting and maintaining Patents.

1.80
“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.81
“Phase 1 Study” means a human clinical trial of the Licensed Product in any country, the primary purpose of which is the determination of safety and which may include the determination of

10

metabolism and pharmacologic actions of the Licensed Product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness, as more fully defined in 21 C.F.R.

§ 312.21(a) or its successor regulation, or the equivalent in a country other than the United States.

1.82
“Phase 1/2 Study” means a human clinical trial (or any arm thereof) of a pharmaceutical or biologic product with the endpoint of (a) determining initial tolerance, safety, metabolism, pharmacokinetic or pharmacodynamic information in single dose, single ascending dose, multiple dose, or multiple ascending dose regimens, and (b) evaluating its effectiveness for a particular indication or indications in one or more specified doses or its short term tolerance and safety, as well as its pharmacokinetic and pharmacodynamic information in patients with the indications under study, that is prospectively designed to generate sufficient data (if successful) to commence a Phase 3 Study for such product (the endpoint in this Section 1.82(b) being referred to as the “Efficacy Endpoint”), and that satisfies the requirements of U.S. federal regulation 21 C.F.R. §§ 312.21(a) and (b) and its successor regulation or equivalents in other jurisdictions.

1.83
“Phase 2 Study” means a human clinical trial of the Licensed Product in any country, the primary purpose of which is to evaluate the effectiveness of the Licensed Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short- term side effects and risks associated with the Licensed Product, as more fully defined in 21 C.F.R.

§ 312.21(b) or its successor regulation, or the equivalent in a country other than the United States.

1.84
“Phase 3 Study” means a human clinical trial of the Licensed Product in any country, the primary purpose of which is to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Licensed Product and to provide an adequate basis for physician labeling, as more fully defined in 21 C.F.R. § 312.21(c) or its successor regulation, or the equivalent in a country other than the United States.

1.85
“PMDA” means the Japan Pharmaceuticals and Medical Devices Agency, and any successor agency with similar responsibilities.

1.86
“Project IP” means Intellectual Property (but excluding the Study Data) that is discovered, generated, made or reduced to practice in the performance of this Agreement or the MDA with respect to the Collaboration Target and the Joint Development Plan. For clarity, Project IP can be either Joint IP, Nitto IP or Omega IP.

1.87
“Purple Book” means FDA’s List of Licensed Biological Products with Reference Product Exclusivity and Biosimilarity or Interchangeability Evaluations.

1.88
“Receiving Party” has the meaning set forth in Section 8.1.“Regulatory Authority” means each federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental authority with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of, or the granting of Marketing Authorization Approval for, the Licensed Product in a country or territory including (a) the FDA, (b) the EMA, and (c) the PMDA.

1.89
“R&D Term” means the term beginning on the MOU Effective Date, and ending upon the first submission of an IND with respect to the Licensed Product.

1.90
“Regulatory Exclusivity” means with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive commercialization period during which Omega or its Affiliates or Sublicensees have the exclusive right to market and sell the Licensed Product in such country or other jurisdiction through data exclusivity, market exclusivity, or supplemental protection certificates, if any, covering the Licensed Product in the applicable country.

1.91
“Royalty” has the meaning set forth in Section 4.4(a).

1.92
“Royalty Term” has the meaning set forth in Section 4.4(c).

1.93
“Sales Milestone Events” has the meaning set forth in Section 4.3.

1.94
“Sales Milestone Payments” has the meaning set forth in Section 4.3.

1.95
“Specified IP” means the Patents listed in Appendix D and patents and patent applications, filed in the United States or any other country or jurisdiction, that claim priority to a patent application or priority patent application listed in Appendix D, their respective additions, divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, utility models, supplementary protection certificates, renewals, and the counterparts and equivalents thereof.

1.96
“Study Data” means any data and data analyses that are generated in the performance of a Work Plan (as defined in the MDA) related to the Collaboration Target, and pursuant to the Joint Development Plan.

1.97
“Sublicensee” means any Third Party that is granted a sublicense as permitted by Section 2.3, either directly by Omega or its Affiliates or indirectly by any other Sublicensee hereunder.

1.98
“Technology Transfer” has the meaning set forth in Section 2.4.

1.99
“Technology Transfer Plan” has the meaning set forth in Section 2.4.

1.100
“Term” has the meaning set forth in Section 10.1.

1.101
“Third Party” means any Person other than Omega, Nitto and their respective Affiliates.

1.102
“Third Party Claims” has the meaning set forth in Section 9.6(a).

1.103
“Valid Claim” means a claim of (a) an issued and unexpired patent included in the Licensed IP which has not been abandoned and which has not been disclaimed, canceled, revoked or held invalid or unenforceable by a court or administrative agency of competent jurisdiction from which no further appeal is possible and that is not admitted to be invalid or unenforceable through reissue, re- examination, disclaimer or otherwise, or (b) a pending patent application included in the Licensed IP which claim is being actively prosecuted and which has not been (i) canceled, (ii) withdrawn from consideration,

(iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), (iv) abandoned, or (v) pending for more than [***] from the earliest priority date of such patent application.

ARTICLE 2

License Grant; Technology Transfer

2.1
License by Nitto. Nitto hereby grants to Omega a royalty-bearing, exclusive, fully transferable, and fully sublicensable (through multiple tiers) license under the Licensed IP to research,

Develop, Commercialize, make, have made, use, sell, have sold, offer for sale, import the Licensed Product in the Licensed Field throughout the Licensed Territory during the Term.

2.2
License Limitations. No licenses or other rights are granted by Nitto hereunder to use any trademark, trade name, trade dress or service mark owned or otherwise Controlled by Nitto or any of its Affiliates. All licenses and other rights are or will be granted only as expressly provided in this Agreement, and no other licenses or other rights are or will be created or granted by either Party hereunder by implication, estoppel or otherwise.

2.3
Sublicensing Rights.

(a)
Transfer. The license granted in Section 2.1 is transferable only upon a permitted assignment of this Agreement in accordance with Section 11.11.

(b)
Omega Sublicenses. The license granted in Section 2.1 may be sublicensed (with the right to sublicense through multiple tiers), in full or in part, by Omega, its Affiliates or its Sublicensees to Omega’s Affiliates and Third Parties, provided, that for any sublicense to Third Parties:

(i)
Omega shall obtain Nitto’s prior consent for a sublicense to a direct competitor of Nitto listed in Appendix B, which will be fully reviewed by Nitto annually, with any updates to be mutually agreed by the Parties;

(ii)
Each sublicense will be in writing and on terms consistent with and subject to the terms of this Agreement;

(iii)
Omega will provide Nitto with a copy of any sublicense agreement with a Sublicensee for Commercialization rights within thirty (30) days of execution thereof, which sublicense agreement may be redacted as necessary to protect commercially sensitive information and will be treated as Omega’s Confidential Information hereunder;

(iv)
Omega will be responsible and liable for any and all obligations of such Sublicensee as if such Sublicensee were Omega hereunder; and

(v)
Any sublicense granted by Omega to any rights licensed to it hereunder will terminate immediately upon the termination of the license from Nitto to Omega and its Affiliates with respect to such rights; provided, that such sublicensed rights will not terminate if, as of the effective date of such termination by Nitto pursuant to Sections 10.2 or 10.4, a Sublicensee is not in material default of its obligations under its sublicense agreement, and within ninety (90) days of such termination, the Sublicensee agrees in writing to be bound directly to Nitto under a license agreement substantially equivalent to this Agreement with respect to Omega’s rights and obligations hereunder, substituting such Sublicensee for Omega; provided, however, that Nitto will not be required to enter into any such license agreement with any Person that could reasonably be expected to harm Nitto’s reputation.

(c)
Subcontractors. For clarity purposes, Omega is entitled to engage contract research organizations, contract manufacturing organizations and other service providers for the Development and manufacture of the Licensed Product on behalf of Omega, including under the Joint Development Plan as provided in Section 3.1(c). To the extent such contract organizations and service providers require a license to perform such subcontracted activities under applicable Laws, Omega is entitled to grant a research or manufacturing sublicense (as applicable).

2.4
Technology Transfer. Within thirty (30) days of the Effective Date the Parties shall discuss in good faith and agree upon a preliminary plan (the “Technology Transfer Plan”) for Nitto to transfer the formulation process, raw materials supply chain and analytical methods for the manufacture of the Licensed Product and related Know-How, to Omega or any cGMP contract manufacturing organizations (“CMO”) designated and notified to Nitto in advance by Omega (the “Technology Transfer”). The Parties will mutually agree in good faith upon any revisions to the Technology Transfer Plan.

2.5
Exclusivity. During the Term, neither Nitto nor any of its Affiliates will, directly or indirectly, except as otherwise permitted in this Agreement, either alone or with or for any Third Party, Develop, manufacture or Commercialize any product that is directed toward the Collaboration Target, or, in either case, collaborate with a Third Party or grant any Third Party a license, sublicense or other rights to enable any Third Party to do so. Nitto’s obligation under this Section 2.5 will not survive after termination or expiration of this Agreement.

2.6
Change of Control. In the event of a Change of Control of Omega during the Term, Omega will provide written notice to Nitto within thirty (30) days of the effective date of such Change of Control.

ARTICLE 3

Development; Governance

3.1
Joint Development.

(a)
Joint Development Plan. Omega and Nitto will jointly research and Develop the Licensed Product for all human therapeutic, palliative and/or prophylactic applications pursuant to a Joint Development Plan (the “Joint Development Plan”) setting forth each Party’s responsibilities and the Budget for Development of the Licensed Product. The initial Joint Development Plan is attached hereto as Appendix C. Any amendment or modification to the Joint Development Plan is subject to JSC approval.

(b)
Project Team. Promptly following the Effective Date, the Parties will establish a Project Team (“Project Team”), which shall be responsible for conducting and managing the Joint Development Plan. The Project Team will consist of the development members appointed by each Party, each with experience relevant to such Party’s responsibilities under the Joint Development Plan. Each Party will appoint one (1) Research Program Director from the Project Team members, who is a chief member responsible for conducting the Joint Development Plan. Each Party will promptly fill any vacancy created by the resignation or removal of any member appointed by such Party. Either Party may remove and replace any member that it appointed, with or without cause, at any time by prior notice to the other Party.

(c)
Subcontracting. Nitto may subcontract any part of its responsibilities to its Affiliates without Omega’s consent, and to Third Parties with the consent of Omega, such consent not to be unreasonably withheld. Omega may subcontract any of its responsibilities under the Joint Development Plan to an Affiliate or a Third Party without Nitto’s consent; provided, however, Omega will disclose any Third Party subcontractors to Nitto in advance. Within thirty (30) days after subcontracting any of its responsibilities under this Agreement, Nitto will provide notice that includes the identity of such subcontractor, and the activities such subcontractor will be performing; provided, that Omega hereby acknowledges that Nitto will subcontract some parts of its responsibilities to NBPI.

(d)
Joint Development Costs. Omega will bear all reasonable costs incurred by Nitto in the Joint Development Plan in accordance with the Budget (“Nitto’s Development Costs”). Nitto’s Development Costs will include, without limitation, cost of materials and the Nitto Materials, NBPI’s FTE Costs, project management costs, and Nitto’s reasonable expenses related to traveling costs, accommodation fees and other incidentals that Nitto incurred in the performance of the Joint Development Plan, all in accordance with the Budget. Omega will bear all costs and expenses incurred by Omega through the performance of its responsibilities in the Joint Development Plan.

(e)
Discontinuation. Discontinuation of Joint Development is upon expiration of the R&D Term and as provided in Section 3.3(h).

3.2
Alliance Manager.

(a)
Alliance Manager. Within thirty (30) days of the Effective Date, each Party will appoint an individual (from such Party or from an Affiliate of such Party) who possesses a general understanding of research issues to act as the facilitator of the meetings of the JSC and the first point of contact between the Parties with regard to questions relating to this Agreement or the overall business relationship and related matters between the Parties (the “Alliance Managers”). Each Party may replace its Alliance Manager at any time upon written notice to the other Party. The Alliance Managers:

(i)
will use good faith efforts to collaborate, organize and attend all meetings of the JSC, as a non-voting member; and

(ii)
may bring any matter to the attention of the JSC where such Alliance Manager reasonably believes that such matter requires attention.

3.3
Joint Steering Committee.

(a)
Formation; Composition. Within thirty (30) days of the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of three (3) representatives from each Party (or appointed representatives of an Affiliate of such Party) with sufficient seniority and experience to fulfill the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives at any time upon notice to the other Party. The JSC may invite non-members to participate in the discussions and meetings of the JSC. Each meeting of the JSC will be co-chaired by a representative of Nitto and a representative of Omega. The role of the chairpersons will be to convene and preside at meetings of the JSC. The chairpersons will have no additional powers or rights beyond those held by the other JSC representatives. The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation of minutes.

(b)
Specific Responsibilities During the R&D Term. The JSC will, on a Program-by-

Program basis:

(i)
review and comment on, and oversee the performance of, the Joint Development Plan, and advise on any amendments thereto, including any amendment to the timelines or activities under such Joint Development Plan;

(ii)
review and approve, at least once every six (6) months, Nitto’s FTE requirements and direct external expenses, including Nitto’s project management costs, Nitto’s cost of Nitto Materials and other materials, and Nitto’s expenses related to traveling costs, accommodation fees and other incidentals that Nitto incurred in the performance of the Joint Development Plan (such approved FTE requirements and expenses, collectively, the “Budget”);

(iii)
select the combination of OEC and Nominated LNP comprising the Licensed Product, and any subsequent combination of OEC and Nominated LNP comprising the Licensed Product which the JSC selects as a replacement for the first such combination for Development;

(iv)
establish subcommittees (composed of equal numbers of Omega and Nitto representatives in each subcommittee) to perform specific duties of the JSC, direct each such subcommittee to perform the functions for which it is established, and oversee each subcommittee, including resolution of disputes raised to the JSC by any subcommittee; provided, however, that the JSC may expressly delegate certain decision-making authority to a subcommittee within its subject matter expertise; and

(v)
perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.

(c)
Meetings. During the R&D Term, the JSC will meet at least four (4) times per Calendar Year. No later than ten (10) Business Days prior to any meeting of the JSC, the Alliance Managers will jointly prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JSC (by videoconference, teleconference or in person) by providing at least three (3) Business Days prior notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the chairpersons of the JSC to provide the members of the JSC no later than two (2) Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed discussion on the matters to be considered. The JSC may meet in person, by videoconference, by teleconference, electronic mail or correspondence, as deemed necessary or appropriate. In-person JSC meetings will be held at locations and on dates and times as mutually agreed upon by Nitto and Omega. At least two (2) JSC representatives from each Party must be present at a meeting of the JSC to have a quorum. Each Party will bear the expense of its respective JSC members’ and other representatives in attendance, or for other participation, in JSC meetings, including all travel and related costs and expenses.

(d)
Minutes. The Alliance Managers will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect topics discussed and action items identified at such meetings. The Alliance Managers will send draft meeting minutes to each member of the JSC for review and approval within twenty (20) Business Days after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within ten (10) Business Days of receipt. Upon any such objection, the members shall work together in good faith to promptly revise such minutes until such minutes are approved by all members of the JSC. Minutes will be officially endorsed by the JSC at the next JSC meeting.

(e)
Decision-Making. During the R&D Term with respect to the Licensed Product, the representatives from each Party on the JSC will have, collectively, one (1) vote on behalf of that Party, and all decision-making will be by consensus. Disputes at the JSC will be handled in accordance with Section 3.3(f).

(f)
Resolution of JSC Disputes.

(i)
Within the JSC. Subject to the exception specified below in this Section 3.3(f)(ii), all decisions within the JSC will be made by consensus. If the JSC is unable to reach consensus on any issue for which it is responsible, within thirty (30) days after a Party affirmatively states that a decision needs to be made, either Party may elect to submit such issue to the Parties’ Executive Officers, in accordance with Section 3.3(f)(ii).

(ii)
Referral to Executive Officers. If a Party makes an election under Section 3.3(f)(i) to refer a matter to the Executive Officers, the Executive Officers will use good faith efforts to resolve promptly such matter, which good faith efforts will include at least one (1) in-person, video or telephonic meeting between such Executive Officers within fifteen (15) days after the submission of such matter to them. If the Executive Officers are unable to reach consensus on any such matter within fifteen

(15) days after its submission to them, then Omega’s Executive Officer shall have the final decision-making authority, unless such matter relates solely to the Nitto Background Technology, Nitto IP or Nitto Material, and not related to the Licensed Product.

(iii)
Good Faith. In conducting themselves on the JSC, and in exercising their rights under this Section 3.3(f), all representatives of both Parties will consider reasonably and in good faith all input received from the other Party. In exercising any decision-making authority granted to it under Section 3.3(e) and this Section 3.3(f), each Party will act based on its good faith judgment taking into consideration the best interests of the Licensed Product and each Party’s respective Intellectual Property.

(g)
Limitation of JSC Authority. The JSC shall only have the powers expressly assigned to it in this Section 3.3 and elsewhere in this Agreement and shall not have the authority to:

(i) modify or amend the terms or conditions of this Agreement; (ii) waive or determine either Party’s compliance with the terms or conditions of this Agreement; (iii) decide any issue in a manner that would conflict with the express terms or conditions of this Agreement; or (iv) bind either Party in any way, without prior written consent of such Party. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.

(h)
Discontinuation of the JSC as a Governance Body. Unless the Parties mutually agree to disband the JSC earlier, the JSC shall continue to exist as a governance body with decision-making authority until the end of the R&D Term. Thereafter, the JSC shall have no further responsibilities under this Agreement.

(i)
JSC Role after R&D Term. After the expiration of the R&D Term, Omega and not the JSC shall have sole decision-making authority with respect to the Development or Commercialization of the Licensed Product. JSC shall continue solely as a forum for Omega and Nitto to share information and coordinate required activities related to the Development or Commercialization of Licensed Products. For the avoidance of doubt, Nitto shall provide reasonable support as requested by Omega for the Development, manufacture and Commercialization of the Licensed Product throughout the Term; provided, that Omega shall bear Nitto’s reasonable costs and expenses, which will include, without limitation, cost of materials, NBPI’s FTE Costs, and Nitto’s reasonable expenses related to traveling costs, accommodation fees and other incidentals that Nitto incurred in the performance of such support.

3.4
Omega Development and Regulatory Responsibilities. After the R&D Term, Omega will have sole responsibility for and sole authority and decision-making over all regulatory activities for the Licensed Product in the Licensed Territory, both before and after obtaining Marketing Authorization Approval, and shall be responsible for all associated costs and expenses. Omega will have the sole right to conduct all communications with Regulatory Authorities, including all meetings, conferences and discussions (including advisory committee meetings), with regard to the Licensed Product in the Licensed Territory; provided that, if Omega reasonably requests that Nitto conduct any communications or otherwise interact with a Regulatory Authority, Nitto will engage in such communications or other interaction with such Regulatory Authority. For the avoidance of doubt, Nitto shall provide reasonable support as requested by Omega for the Development, manufacture and Commercialization of the Licensed Product throughout the Term.

3.5
Commercialization. Omega will have sole authority and responsibility for and sole decision-making over all Commercialization activities for the Licensed Product in the Licensed Territory and will be solely responsible for the associated costs and expenses of such Commercialization activities.

ARTICLE 4

Payments and Royalties

4.1
Upfront Payment. Within thirty (30) days after the Effective Date (“Initial Payment Date”), in consideration for the rights granted to Omega hereunder, Omega will pay Nitto a one-time, non- refundable upfront payment of One Million United States Dollars (US$1,000,000), wherein such upfront payment will be reduced by and credited against all amounts paid by Omega under the MOU prior to the Effective Date.

4.2
Development Milestone Payments. Omega will make milestone payments (each, a “Development Milestone Payment”) to Nitto upon the first occurrence of each of the milestone events (each, a “Development Milestone Event”) by or for Omega or its Affiliates or Sublicensees with respect to the Licensed Product as set forth below in Table 4.2. Omega will notify Nitto of the achievement of each Development Milestone Event within [***] of such achievement. Each Development Milestone Payment will be payable to Nitto by Omega within [***] of the achievement of the specified Development Milestone Event, and such payments when owed or paid will be non-creditable. For clarity, each Development Milestone Payment is payable a maximum of one (1) time only, regardless of the number of Licensed Products to achieve such Development Milestone Event.

Table 4.2 - Development Milestone Events

Development Milestone Event	Development Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.3
Sales Milestone Payments. Omega will make milestone payments (each, a “Sales Milestone Payment”) to Nitto upon cumulative Net Sales of the Licensed Product (each, a “Sales Milestone Event”) by Omega, its Affiliates or Sublicensees to unaffiliated Third Parties with respect to the first Licensed Product to reach such Sales Milestone Event as set forth below in Table 4.3. Omega will notify Nitto of the achievement of each Sales Milestone Event within forty-five (45) Business Days from the last day of the month of such achievement. Each Sales Milestone Payment will be payable to Nitto by Omega within thirty (30) days after Omega’s notification to Nitto of the achievement of the specified Sales Milestone Event, and such payments when owed or paid will be non-creditable. For clarity, each Sales Milestone Payment is payable a maximum of one (1) time only, regardless of the number of Licensed Products to achieve such Sales Milestone Event.

Table 4.3 - Sales Milestone Events

Sales Milestone Event	Sales Milestone Payment
[***]	[***]
[***]	[***]

4.4
Royalties.

(a)
Net Sales Royalty. Omega will pay to Nitto royalties (“Royalties”) on a country- by-country basis on worldwide Net Sales for the Licensed Product during the applicable Royalty Term as follows:

(i)
In any Calendar Year the worldwide Net Sales on a Licensed Product are less than [***], Omega shall pay Nitto royalties on cumulative worldwide Net Sales from the First Commercial Sale of such Licensed Product at the royalty rates (“Royalty Rates”) set forth below in Table 4.4, until such cumulative Net Sales reach [***]:

Table 4.4–Royalty Rates

The Portion of Cumulative Net Sales beginning at First Commercial Sale	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(ii)
In the first Calendar Year the worldwide Net Sales on the Licensed Product are equal to or greater than [***], and every Calendar Year after such Calendar Year, Omega shall pay Nitto a Royalty of [***], regardless of whether cumulative worldwide Net Sales set forth in Section 4.4(a)(i) have achieved the applicable Royalty Rate threshold.

For clarity, once Omega’s Royalty obligations for the Licensed Product in a country expire, the Net Sales in such country will be excluded from Royalty calculations (including thresholds and ceilings).

(b)
Royalty Adjustments. Royalties will be payable by Omega to Nitto at the royalty rates set forth above on Net Sales, as defined under U.S. Generally Accepted Accounting Principles, of the Licensed Product by Omega, its Affiliates and its Sublicensees to unaffiliated Third Parties during the applicable Royalty Term, subject to the following adjustments.

(i)
Third Party Payments. On a country-by-country basis, Omega will be entitled to deduct up to [***] of any payments to Third Parties for Intellectual Property other than Specified IP licensed by Omega, its Affiliates or its sublicensees relating to the Licensed Product that is necessary or useful to Develop, manufacture and/or Commercialize the Licensed Product. Such adjustments in this Section 4.4(b)(i) shall not reduce the Royalty payable to Nitto to less than [***] in any Calendar Quarter; provided, however, Omega may carry forward any such adjustment that is not applied as a result of the [***] royalty floor to apply to Royalty payments in subsequent calendar quarters, again subject to such [***] floor, until such adjustment has been applied in full; provided, further, on a country-by-country basis, Omega will be entitled to deduct up to [***] of any payments to Third Parties for Specified IP licensed by Omega, its Affiliates or its sublicensees, and in the event a deduction in respect of Specified IP is applied, the royalty floor in this Section 4.4(b)(i) will be reduced to [***] for the duration of the period such payments are made to a Third Party in respect of Specified IP.

(ii)
Patent Step-down. In any country and for the period there is no Valid Claim under the Licensed IP, Omega will pay to Nitto [***] of the otherwise applicable Royalty in consideration for the license to Know-How within the Licensed IP.

(c)
Royalty Term. The Royalty term (“Royalty Term”) will be determined on a country-by-country basis and will commence upon the First Commercial Sale in such country and will expire on the last to occur of (i) the expiration of the last to expire Valid Claim within the Licensed IP that Covers the Licensed Product in such country, (ii) expiration of any period of data exclusivity, market exclusivity, or supplemental protection certificates, if any, covering the Licensed Product in the applicable country, and (iii) [***] from the First Commercial Sale of the Licensed Product in such country. Thereafter, Omega’s license under Section 2.1 will become irrevocable, perpetual, transferable, sublicensable, fully paid-up and royalty-free on a country-by-country basis.

(d)
Blended Royalty. The Parties acknowledge and agree that the Licensed IP licensed under this Agreement may justify Royalty rates or Royalty Terms of differing amounts for the sale of Licensed Product in the Territory. The Parties have determined in light of such considerations and for reasons of mutual convenience that blended Royalty rates for the Licensed IP licensed hereunder will apply during a single Royalty Term for sales of the Licensed Product in the Territory. Consequently, the Parties have agreed to adopt the Royalty rates set forth in this Section 4.4 with respect to the sales of the Licensed Product in the Territory as blended Royalty rates. For the avoidance of doubt, Omega’s obligation to pay Royalties under this Section 4.4 is imposed only once at the applicable Royalty rate set forth in this Section 4.4 with respect to the same unit of Licensed Product, notwithstanding that the Licensed Product may be Covered by more than one Valid Claim of a Nitto Patent.

4.5
Payment Terms.

110

(a)
Manner of Payment; Invoices. All amounts specified in this Agreement are in U.S. dollars and all payments to be made by Omega hereunder will be made in U.S. dollars by wire transfer to such bank account as Nitto may designate in advance in writing. All invoices to be delivered to Omega hereunder will be in U.S. dollars and will be delivered in accordance with Section 11.12 or in such other manner specified by Omega from time to time.

(b)
Records and Audits. Omega will keep, and will cause each of its Affiliates and Sublicensees, as applicable, to keep adequate books and records of accounting for the purpose of verifying a Milestone Event has been achieved. For the [***] years next following the end of the Calendar Year to which each will pertain, such books and records of accounting of Omega (including those of Omega’s Affiliates) will be kept by Omega and will be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by Nitto, and which is reasonably acceptable to Omega, for the sole purpose of inspecting the Milestone Payments due to Nitto under this Agreement. In no event will such inspections be conducted hereunder more frequently than once every [***] or more than once for the same time period. Such accountant must have executed and delivered to Omega and its Affiliates a confidentiality agreement as reasonably requested by Omega, which will include provisions limiting such accountant’s disclosure to Nitto to only the results and basis for such results of such inspection. The results of such inspection, if any, will be binding on both Parties absent manifest error. Any payment for a Milestone Event not paid when achieved as determined by the accountant’s report will be paid by Omega within thirty (30) days of notification of the results of such inspection. Any Milestone Payment paid but not achieved will be fully creditable against amounts payable in subsequent payment periods, or, upon the request of Omega, paid by Nitto to Omega within thirty (30) days of notification of the results of such inspection. Nitto will pay for such inspections.

(c)
Reports and Royalty Payments. Commencing at the beginning of the Royalty Term in a country and for as long as Royalties are due under Section 4.4, Omega will furnish to Nitto a written report for each Calendar Quarter, showing the Net Sales of the Licensed Product and Royalties due for such Calendar Quarter. Reports will be provided within [***] days of the end of the Calendar Quarter for Net Sales generated by Omega and its Affiliates, and within [***] days of the end of the Calendar Quarter for Net Sales generated by Sublicensees. Royalty payments for each Calendar Quarter will be due at the same time as the last such written report for the Calendar Quarter. All such reports will be treated as Confidential Information of Omega.

(d)
Currency Exchange. With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due to Nitto hereunder will be expressed in U.S. dollars. With respect to Net Sales invoiced in a currency other than U.S. dollars, payments will be calculated based on standard methodologies employed by Omega or its Affiliates or Sublicensees for consolidation purposes for the Calendar Quarter for which remittance is made for Royalties.

(e)
Taxes. Omega may withhold from payments due to Nitto amounts for payment of any withholding tax that is required by Law to be paid to any taxing authority with respect to such payments. Omega will provide Nitto all relevant documents and correspondence and will also provide to Nitto any other cooperation or assistance on a reasonable basis including proper evidence as to the payment of any such tax, as may be necessary to enable Nitto to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Such cooperation may include Omega making payments from a single source in the U.S., where reasonably possible.

(f)
Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for Omega or its Affiliates or Sublicensees to transfer, or have transferred on its behalf, payments owed to Nitto hereunder, Omega will promptly notify Nitto of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Nitto in a recognized banking institution designated by Nitto or, if none is designated by Nitto within a period of thirty (30) days, in a recognized banking institution selected by Omega or its Affiliate or Sublicensee, as the case may be, and identified in a written notice given to Nitto.

(g)
Interest Due. If any payment due to Nitto under this Agreement is overdue (and is not subject to a good faith dispute), then Omega will pay interest thereon (before and after any judgment) at monthly rate of the lesser of [***], and the maximum rate permitted by applicable Law, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.

ARTICLE 5

Ownership and Inventorship of IP

5.1
Ownership. As between the Parties, (a) Nitto will own and retain all right, title and interest in and to the Nitto Background Technology, Nitto IP and Nitto Materials, (b) Omega will own and retain all right, title and interest in and to the Omega Background Technology, Omega IP and Omega Materials, and each Party with have an undivided one-half (1/2) interest in and to the Joint IP and Modified Material. Notwithstanding the foregoing, without the prior written consent of the other Party, neither Party will use the Joint IP for any purpose, other than under the Joint Development Plan, or otherwise for Omega Developing, manufacturing and Commercializing the Licensed Product under this Agreement.

5.2
Assignments of Other Party’s IP.

(a)
Nitto IP. Omega, for itself and on behalf of its Affiliates, licensees and Sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to Nitto all Omega’s right, title and interest in and to the Nitto IP. Omega will reasonably cooperate, and will cause the foregoing Persons and entities to reasonably cooperate, with Nitto to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

(b)
Omega IP. Nitto, for itself and on behalf of its Affiliates, licensees and Sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to Omega all Nitto’s right, title and interest in and to the Omega IP. Nitto will reasonably cooperate, and will cause the foregoing Persons and entities to reasonably cooperate, with Omega to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

(c)
Joint IP. Each Party, for itself and on behalf of its Affiliates, licensees and sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party a joint and undivided one-half (1/2) ownership interest in and to all Joint IP.

ARTICLE 6

Patent Prosecution and Maintenance

6.1
Filing of Patents Covering Program IP Generally. Neither Party will file any applications for patents or trademarks claiming the Joint IP, Omega IP or Nitto IP until the Parties meet and agree upon the timing of such filings. Furthermore, Nitto and Omega will discuss filings of any patent applications claiming the Joint IP, Omega IP or Nitto IP after the JSC makes a decision on combination of a specific Omega Material with the specific Nitto Material as a Licensed Product under this Agreement, unless otherwise agreed upon by the Parties through mutual written consent.

6.2
Nitto Patents.

(a)
Prosecution and Maintenance. As between the Parties and subject to Sections 6.1 and 6.2(b), Nitto will have the sole right, at its sole cost, to file, prosecute and maintain Nitto Patents.

(b)
Election Not to Prosecute or Maintain or Pay Patent Costs. If Nitto elects not (i) to file, prosecute or maintain any Nitto Patents for which it is responsible under this Section 6.2 in any particular country before the applicable filing deadline or continue such activities once filed in a particular country, or (ii) to pay the Patent Costs associated with prosecution or maintenance of any such Nitto Patents, then in each such case Nitto will so notify Omega, promptly in writing and in good time to enable Omega to meet any deadlines by which an action must be taken to preserve such Nitto Patent in such country. Upon receipt of each such notice by Nitto, Omega will have the right, but not the obligation, to decide whether to obtain, and to seek, prosecute and maintain such Nitto Patents and to take any necessary actions without losing patent protection, and Omega will have the right (but not the obligation), to file, prosecute and maintain in any country such Nitto Patent in the sole name of Omega, at Omega’s sole cost. If Omega elects to obtain, and to seek, prosecute and maintain such Nitto Patents, Nitto will make available to Omega its documentation, and its authorized attorneys, agents or representatives, and such of its employees, as are reasonably necessary to assist Omega in obtaining and maintaining Nitto Patents and the patent protection described under this Section 6.4(b). Nitto will sign or have signed, all legal documents and instruments, and take such further actions necessary to file and prosecute such patent applications in order for Omega to obtain or maintain such Nitto Patents.

6.3
Omega Patents.

(a)
Filing, Prosecution and Maintenance. As between the Parties and subject to Section 6.1, Omega will have the sole right, at its sole cost, to file, prosecute and maintain Omega Patents.

6.4
Joint Patents.

(a)
Filing, Prosecution and Maintenance. As between the Parties and subject to Section 6.1, and Omega will have the sole right, at its sole cost, to file, prosecute and maintain Joint Patents; provided, that Omega will give Nitto reasonable opportunity to comment on type and scope of claims, patent application documents and all other material aspects of the preparation, filing, prosecution and maintenance of the Joint Patents (including without limitation, filing date), and fully inform Nitto of the progress of any material events with respect to the filing, prosecution and maintenance of the Joint Patents (including without limitation, completion of filing, entering PCT national phase and registration of the Joint Patents).

(b)
Nitto Step-In Right. In the event that Omega elects not to file or continue to prosecute or maintain patent protection on any Joint Patent, Omega will notify Nitto of such decision in sufficient time so as to permit Nitto to decide whether to obtain Omega’s interest in such Joint Patents, and to seek, prosecute and maintain such Patent and to take any necessary actions without losing patent protection, and Nitto will have the right (but not the obligation), to file, prosecute and maintain in any country such Joint Patent in the sole name of Nitto, at Nitto’s sole cost. Omega will make available to Nitto its documentation, and its authorized attorneys, agents or representatives, and such of its employees, as are reasonably necessary to assist Nitto in obtaining and maintaining Omega’s interest and the patent protection described under this Section 6.4(b). Omega will sign or have signed, all legal documents necessary to file and prosecute such patent applications or to obtain Omega’s interest in or maintain such Joint Patents.

6.5
Regulatory Exclusivity Periods. With respect to any Patent term extension, supplemental protection certificate or any other Patent listing or extension with respect to any Nitto Patent or Joint Patent Covering the Licensed Product, the Parties will discuss and seek to reach mutual agreement, subject to applicable Law, on whether and which Nitto Patent or Joint Patent will be subject to such action, and once such agreement is reached, Nitto will cooperate with such action. Except where required under applicable Law, without the written consent of Omega, Nitto will not apply for, and is not authorized under this Agreement to apply for, any Patent term extension, supplemental protection certificate or any other Patent listing or extension required for any regulatory exclusivity periods for the Licensed Product. For the avoidance of doubt, Nitto is not restricted from applying for any Patent term extension, supplemental protection certificate or any other Patent listing or extension required for any regulatory exclusivity periods for any product but the Licensed Product.

6.6
Patent Listings. Omega will have the sole right, in its sole discretion, to make all filings with Regulatory Authorities in the Territory for the Licensed Product in the FDA’s Orange Book or Purple Book or in response to a biosimilar application under Section 351(k) of the Public Health Service Act, and under any similar or equivalent Laws in other countries or jurisdictions.

6.7
Cooperation. Each Party will reasonably cooperate with the other Party in those activities involving the Nitto Patents or the Joint Patents set forth in Sections 6.1 to 6.6. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of Omega and Nitto and their respective Affiliates and Sublicensees to execute all documents, as reasonable and appropriate so as to enable such activities in respect of any such Nitto Patents, Omega Patents or Joint Patents, as the case may be, in any country.

ARTICLE 7

Patent Enforcement and Defense

7.1
Notice. To the extent not in breach of an obligation of confidentiality, each Party will promptly notify the other Party, in writing upon learning of any actual or suspected infringement of any Nitto Patents or Joint Patents by a Third Party, or of any claim of invalidity, unenforceability, or non- infringement of any Nitto Patents or Joint Patents, in each case to the extent such infringing, unauthorized or misappropriating activities involve, as to the Licensed Product, a Competing Product in the Licensed Field (“Competitive Infringement”), and will, along with such notice, supply the other Party with any evidence in its possession pertaining thereto.

7.2
Enforcement and Defense.

(a)
Enforcement.

(i)
As between the Parties, Nitto will have the first right, but not the obligation, at its sole cost to seek to abate any infringement of the Nitto Patents by a Third Party, or to file suit against any such Third Party for such infringement. If Nitto elects not to exercise its first right to take action or to bring suit to prosecute such infringement or to continue such action or suit, it will notify Omega in writing of such election within thirty (30) days after becoming aware of or receipt of the notice of the infringement or within fifteen (15) days after the election to stop any such action or suit, as applicable. If after the expiration of the thirty (30) day period (or, if earlier, the date upon which Nitto provides written notice that it does not plan to bring such action), Nitto has neither obtained a discontinuance of infringement nor filed suit against any such Third Party infringer of such Patent, or in the case of an election by Nitto not to continue to prosecute an infringement of an Nitto Patent, Omega will have the right, but not the obligation, to take action or bring suit against such Third Party infringer of Nitto Patents to the extent the Nitto Patents are necessary or useful for the research, Development, manufacturing and Commercialization of the Licensed Product but not necessary or useful for the research, Development, manufacturing or Commercialization of any other LNP comprising product covered by such Nitto Patent that is licensed or optioned by Nitto to a Third Party or is under Late-Stage Development by Nitto, provided that Omega will bear all of the expense of such action or suit that it brings against such Third Party infringer.

(ii)
As between the Parties, Nitto will have the right, but not the obligation, at its sole cost to seek to abate any infringement of the Joint Patents by a Third Party, or to file suit against any such Third Party for such infringement, if such infringement is with respect to the Nitto IP and not a Competitive Infringement. As between the Parties, Omega will have the sole right, but not the obligation, at its sole cost to seek to abate any infringement of the Joint Patents by a Third Party, or to file suit against any such Third Party for a Competitive Infringement, with respect to which Omega will consider Nitto’s input in good faith.

(iii)
Except as expressly provided under Section 7.2(a)(ii), neither Party will seek to abate any infringement of the Joint Patents by a Third Party, or file suit against any such Third Party for such infringement, without the prior written consent of the other Party. For clarity, Omega will have the sole right to enforce any Patents Controlled by Omega other than the Nitto Patents and the Joint Patents.

(b)
Defense.

(i)
As between the Parties, Nitto will have the first right, but not the obligation, at its sole cost, to defend against a declaratory judgment action or other action to the extent challenging the validity or enforceability of any Nitto Patent. Omega will have the right but not the obligation, at its sole cost, to defend against any other declaratory judgment action or other action challenging any Nitto Patent that, on the date of first notice of such action, are not necessary or useful for the research, Development, manufacturing and Commercialization of any lipid nanoparticle comprising product that is licensed or optioned by Nitto to a Third Party or is under Late-Stage Development by Nitto. If Nitto does not take steps to defend within a reasonable time, or elects not to continue any such defense (in which case it will promptly provide notice thereof to Omega), then Omega will have the right, but not the obligation, to defend any Nitto Patents that cover the Licensed Product and no other product licensed or optioned by Nitto to a Third Party or commercialized by Nitto; provided, however that Omega will bear all the expenses of such suit. If a Third Party files a declaratory judgment or other action challenging any Joint Patent, the Parties will reasonably cooperate in good faith to determine each Party’s responsibility with respect to the defense of such declaratory judgment or other action. Notwithstanding the foregoing, any response to a Third Party infringer’s counterclaim of invalidity or unenforceability of any Nitto Patents or Joint Patents will be controlled by the Party who controls the relevant enforcement proceeding pursuant to Section 7.2(a) unless otherwise mutually agreed by the Parties. For clarity, Omega will have the sole right to defend any Patents Controlled by Omega other than the Nitto Patents.

(ii)
In the event that any action, suit or proceeding is brought against either Party or an Affiliate of either Party, or a Sublicensee of Omega or its Affiliates, alleging the infringement of the Patents or Know-How of a Third Party by the research, Development, manufacture, use, sale, import, export, Commercialization or exploitation of the Licensed Product, such Party will promptly notify the other Party within five (5) Business Days of the earlier of (A) receipt of service of process in such action, suit or proceeding, or (B) the date such Party becomes aware that such action, suit or proceeding has been instituted; provided, that the foregoing obligation to notify Nitto will only apply if the alleged infringement relates to Nitto IP or Joint IP. Except as set forth in Section 7.2(b)(i), Omega will have the right, but not the obligation, to defend such action, suit or proceeding in the Territory at its sole cost.

(c)
Withdrawal, Cooperation and Participation. With respect to any infringement or defensive action identified above in this Section 7.2 which may be controlled by either Omega or Nitto:

(i)
The non-controlling Party will cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including by (A) providing access to relevant documents and other evidence, (B) making its and its Affiliates and Sublicensees and all of their respective employees, subcontractors, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (C) if necessary, being joined as a party, subject for this clause (C) to the controlling Party agreeing to indemnify such non-controlling Party for its involvement as a named party in such action and paying those Losses incurred by such Party in connection with such joinder, but subject in all respects to the indemnification obligations of Section 9.6. The Party controlling any such action will keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

(ii)
Each Party will have the right to participate or otherwise be involved in any such action controlled by the other Party, in each case at the participating (i.e., non-controlling) Party’s sole cost and expense. If a Party elects to so participate or be involved, the controlling Party will provide the participating Party and its counsel with an opportunity to consult with the controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the controlling Party will take into account reasonable requests of the participating Party regarding such enforcement or defense. The foregoing will not apply to any defensive actions described in Section 7.2(b)(ii) that do not involve claims specifically relating to a Nitto or Joint Patent.

(d)
Settlement. Neither Party will settle or consent to an adverse judgment in any action described in this Section 7.2 and controlled by such Party, including any judgment which affects the scope, validity or enforcement of any Nitto Patents or Joint Patents involved therewith, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the foregoing will not apply to the extent that such settlement or consent to an adverse judgment does not relate to an Nitto Patent or Joint Patent.

(e)
Damages. Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action which may be controlled by either Omega or Nitto and described in Section 7.2(a) or 7.2(b) in each case will be used first to reimburse the controlling Party, and thereafter the non-controlling Party, for each of their out-of-pocket costs and expenses relating to the action. With respect to the balance of any such recovery, Omega will retain such recovery, less the amount of Royalties payable to Nitto by treating such amounts as “Net Sales” hereunder.

7.3
Patent Challenges.

(a)
Consequences of Challenge. If Omega or any of its Affiliates, licensees, or Sublicensees (or any Person acting on its or their behalf) brings or files a claim, action or proceeding (including without limitation in a patent office, court, administrative agency or other forum), or assists, requests or affirmatively supports any Third Party in bringing or filing such a claim, action or proceeding, to challenge the validity or enforceability of any of the Patents within the Nitto Background Technology or Nitto IP (or otherwise within the Licensed IP other than Joint Patents) in any jurisdiction where such Patent exist, Nitto may, at its option and upon written notice terminate the licenses granted hereunder with respect to such challenged Patents in all jurisdictions. If following such a challenge, Nitto elects to terminate the licenses, but is finally determined in a Major Market Country that the remedy of termination of the licenses to such Patent is not enforceable (after exhaustion of all available appeals, unless an appeal is not available), the license to such challenged Patents in all jurisdictions shall not terminate, and instead Omega shall pay

(and as applicable shall cause its Affiliates, licensees and Sublicensees to pay) Nitto (i) Nitto’s documented costs and expenses incurred as a result of defending, responding to, or addressing any such claim, action, or proceeding regarding the validity or enforceability of such challenged Patent, including without limitation all attorney’s fees and legal and court costs and expenses incurred by Nitto (within thirty (30) days of Nitto’s invoice therefor), and (ii) Milestone Payments and Royalties payable by Omega to Nitto hereunder as of the date of such claim, action, or proceeding initiated by a factor of two times (2x) the amount of such Milestone Payments and Royalties that would otherwise be due (so that all such Milestone Payments and Royalties are thereupon doubled under this Agreement), until final resolution, withdrawal or other cessation of such challenge.

(b)
Notwithstanding the foregoing, the provisions of Section 7.3(a) shall not apply in the event Omega or its Affiliate, licensee, Sublicensee or a Third Party challenges the validity or enforceability of a Nitto Patent as a counterclaim to a claim, action or proceeding initially brought by or on behalf of Nitto, an Affiliate or a sublicensee of Nitto against Omega or such other Person for infringement of such Nitto Patent, or in the event Omega or such other Person is forcefully joined by a Third Party to a challenge of such Nitto Patent as a necessary party to a counterclaim to a claim, action, or proceeding challenging such Nitto Patent, Omega or such other Person has exhausted all reasonable legal means of avoiding such joinder, and Omega or its Affiliates or Sublicensees or licensees has not initiated, suggested, supported, directed, encouraged, or requested the Third Party to challenge the Nitto Patent.

(c)
In the event any remedy described in Section 7.3(a) above is invalid or unenforceable, then such invalid or unenforceable remedy shall be severed from this Agreement, and any enforceable remedy shall be available to Nitto and the rest of this Article 7 shall remain in full force and effect.

ARTICLE 8

Confidentiality

8.1
Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”) and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain non-public confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” means all information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, that is disclosed or made available by or on behalf of the Disclosing Party to or on behalf of the Receiving Party in connection with this Agreement. For the avoidance of doubt, except as otherwise set forth in this Agreement, Confidential Information (as such term is defined in the MDA) relating to the Licensed Product that is disclosed or made available by or on behalf of the Disclosing Party to the Receiving Party in connection with or under the MDA remains subject to the confidentiality and non-use provisions of the MDA.

8.2
Restrictions. During the Term and for five (5) years thereafter, or with respect to any trade secret included in the Confidential Information for so long as such trade secret is protected under applicable Laws (provided, that Receiving Party has not publicly disclosed such trade secret in breach of its obligations under this Article 8), Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information, but in no event less than reasonable care. Receiving Party will not use Disclosing Party’s Confidential Information except for in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent to Receiving Party’s Affiliates, and each of their employees, subcontractors, consultants and agents who have a need to know such Confidential Information in order to perform (or for such entities to determine their interest in performing)

Receiving Party’s obligations and exercise their rights under this Agreement and who are under written obligation to comply with the restrictions on use and disclosure that are no less restrictive than those set forth in this Article 8. Receiving Party assumes responsibility for such Persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

8.3
Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to a specific portion of the Disclosing Party’s Confidential Information to the extent that Receiving Party can demonstrate that such portion: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure by the Disclosing Party without obligation of confidentiality; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained on a non-confidential basis by Receiving Party or any of its Affiliates from a Third Party who to Receiving Party’s knowledge is lawfully in possession thereof and under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by or on behalf of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information.

8.4
Permitted Disclosures. Subject to Section 8.3, Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is permitted under Section 8.2 or is reasonably necessary in the following instances:

(a)
in order and to the extent required to comply with applicable Laws (including any securities Laws or regulations or the rules of a securities exchange applicable to Receiving Party) or with a legal or administrative proceeding or as required by a court or administrative order;

(b)
in connection with prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

(c)
in connection with filing, prosecuting and enforcing Patents in connection with Receiving Party’s rights and obligations pursuant to this Agreement;

(d)
to actual and potential acquirers, assignees, investment bankers, investors, lenders and other financing sources, and to consultants and advisors of the Receiving Party; and

(e)
in the case of Omega, to (i) subcontractors, (ii) licensees, Sublicensees, assignees and collaboration partners, or (iii) potential and actual licensees, Sublicensees, assignees, collaboration or strategic partners or acquirors but in case (iii) only such information that is reasonably necessary or useful for the potential licensee, Sublicensee, assignee or collaboration partner to evaluate the Licensed Product and its manufacturing processes, including the particular chemical structure and formulation of any lipid nanoparticles incorporated in such products.

Where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant to subsections (a) and (b) above sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed. Moreover, with respect to subsections (d) and (e) above, each of those entities will be required to comply with the restrictions on use and disclosure in Section 8.2 (other than investment bankers, investors, lenders, and other financing sources which must be bound prior to disclosure by commercially reasonable obligations of confidentiality). Confidential Information that is required to be disclosed pursuant to subsections (a) or (b) above will remain otherwise subject to the confidentiality and non-use provisions of Sections 8.1 and 8.2. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, at least twenty (20) days in advance of any such filing such Party will provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with a reasonable opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable and timely comments into consideration before so filing this Agreement.

8.5
Return of Confidential Information. Upon expiry or earlier termination of this Agreement, upon written request of a Party (such request, if made, to be made within three (3) months of such expiry or termination) the other Party will destroy or return (as will be specified in such request) to the requesting Party all copies of the Confidential Information of the requesting Party; provided, that a Party may retain: (a) one copy of such Confidential Information for record-keeping purposes, for the sole purpose of ensuring compliance with this Agreement; (b) any copies of such Confidential Information as is required to be retained under applicable Laws; and (c) any copies of any computer records and files containing Confidential Information that have been created by such Party’s routine archiving/backup procedures, in each case, provided that such copies are maintained in accordance with this Article 8.

8.6
Publications.

(a)
Notwithstanding anything in this Agreement or the MDA to the contrary, Omega is permitted to publish the results of its Development and other activities under this Agreement, provided, however, that if Omega wishes to make a publication or public presentation of such results that contains the Confidential Information of Nitto, Omega will deliver to Nitto a copy of any proposed written publication or presentation of such results at least thirty (30) days prior to submission for publication or presentation. Nitto will have the right (i) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons within ten (10) days of receipt of such copy, which proposals Omega will consider in good faith, except to the extent such proposed modification involves the protection of Nitto’s Confidential Information, other than Confidential Information that is Study Data generated in the performance of a Work Plan or Joint Development Plan under the MDA (which is Confidential Information of both Nitto and Omega), in which case Omega shall implement such proposal, and (ii) to request a reasonable delay in publication or presentation in order to protect patentable information in accordance with Article 6. Following the expiration of the applicable time period for review (and subject to the implementation of Nitto’s proposed modifications as provided for above), Omega will be free to submit for publication or otherwise disclose to the public such results, subject to the procedures set forth in the remainder of this Section 8.6. If Nitto provides written notice to Omega requesting a delay pursuant to clause (ii) in this Section 8.6, Omega will delay such submission or presentation for a period of an additional forty five (45) days to enable Nitto to file patent applications on the disclosed subject matter. Omega will thereafter be free to publish or disclose such information, except that Omega may not disclose any Confidential Information of Nitto in violation of Section 8.2. Omega will comply with standard academic practice regarding authorship of scientific publications and recognition of the contributions of other parties in any scientific publications. For avoidance of doubt, Nitto shall not be permitted to publish any Study Data, or other similar information and data discovered, generated, made or reduced to practice in the performance of this Agreement, the Joint Development Plan, or the MDA specific to the Collaboration Target.

(b)
Nitto shall be permitted to publish any information Controlled by Nitto related to the Nitto Materials and Nitto Background Technology that do not reference or incorporate Modified Materials, Omega Materials, Omega Background Technology, Omega’s Confidential Information or Omega IP.

(c)
Omega shall be permitted to publish any information Controlled by Omega related to the Omega Materials and Omega Background Technology to do not reference or incorporate any Nitto

Materials, Nitto Background Technology or Nitto’s Confidential Information. Any publication that references or incorporates Modified Materials, Nitto Materials, Nitto Background Technology or Nitto IP shall be subject to the provisions of Section 8.6(a).

8.7
Terms of this Agreement; Publicity. The Parties agree that the existence and terms of the Parties’ relationship and this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Sections 8.2 or 8.4. Except as required by applicable Laws (including any securities Laws or the regulations or rules of a securities exchange) or otherwise agreed by the Parties in writing, each Party agrees not to issue any press release or public statement disclosing information relating to the existence of this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party.

ARTICLE 9

Warranties; Limitations of Liability; Indemnification

9.1
Representations and Warranties. Each Party represents and warrants to the other as of the MOU Effective Date and the Effective Date that:

(a)
it is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated,

(b)
it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted or to be granted to the other in this Agreement, and to fully perform its obligations hereunder,

(c)
it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder,

(d)
this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the enforcement of creditors’ rights generally and as may be limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies,

(e)
the execution, delivery and performance of this Agreement by such Party does not violate any Law of any court, governmental body or administrative or other agency having jurisdiction over such Party,

(f)
no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is necessary for the transactions contemplated by this Agreement or for the performance of its obligations under this Agreement, and

(g)
during the Term, that its Affiliates, its and their employees, and their consultants and agents have executed agreements or have existing obligations under Law requiring assignment to such Party of all intellectual property and proprietary rights made during the course of and as the result of their activities in connection with this Agreement, and obligating such individuals to maintain as confidential the Confidential Information of a Disclosing Party under the MDA or this Agreement, and of any Third Party which such Party may receive.

9.2
Additional Representations of Nitto. Nitto hereby represents and warrants to Omega as of the MOU Effective Date and the Effective Date as follows:

(a)
Impairment. Neither Nitto nor any of its Affiliates has entered into any agreement or otherwise licensed, granted, assigned, transferred, conveyed or otherwise encumbered or disposed of any right, title or interest in or to any of its assets, including any Licensed IP, that would in any way conflict with or impair the scope of any rights or licenses granted to Omega hereunder.

(b)
Patents and Know-How. Appendix A sets forth a complete and accurate list of all Nitto Patents and Patents within the Nitto Background Technology as of the Effective Date. Nitto is the sole and exclusive owner of the Licensed IP, or otherwise has the right to license the Licensed IP and grant rights to Omega as set forth in this Agreement as of the MOU Effective Date and the Effective Date. All Nitto inventors of the Licensed IP have validly assigned their rights to the Licensed IP to Nitto. Nitto is and will remain entitled to grant to Omega the licenses and rights specified or contemplated by this Agreement, to the Patents and the Know-How within the Licensed IP. To Nitto’s knowledge, the Nitto Patents have been diligently prosecuted and maintained in accordance with applicable Laws. None of the Nitto Patents are or have been involved in any opposition, cancellation, interference, reissue or reexamination proceeding, and to Nitto’s knowledge as of the MOU Effective Date and the Effective Date, no Licensed IP is the subject of any judicial, administrative or arbitral order, award, decree, injunction, lawsuit, proceeding or stipulation. Neither Nitto nor any of its Affiliates has received any notice alleging that the Nitto Patents are invalid or unenforceable or challenging Nitto’s ownership of or right to use the Licensed IP. For the avoidance of doubt, except for the representations contained in this Section 9.2(b), Nitto does not represent or warrant otherwise the validity of the Licensed IP and makes no representations or warranties whatsoever with regard to the scope of the Licensed IP, or that the Licensed IP may be exploited by Omega, its Affiliates or Sublicensees without infringing other patents or other intellectual property rights of Third Party.

(c)
Entire LNP IP. The Intellectual Property licensed to Omega under this Agreement comprises all Intellectual Property that Nitto owns or has rights under or to that are or may be reasonably necessary or useful for the production, use, research, Development, manufacture or Commercialization of the Licensed Product.

(d)
Encumbrances. Nitto and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement. Neither Nitto nor any of its Affiliates has granted any liens or security interests on the Licensed IP, and the Licensed IP are free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind.

(e)
Defaults. The execution, delivery and performance by Nitto of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any understanding, contract or agreement to which Nitto is a party or by which it is bound, in each case as would reasonably be expected to have a material adverse effect on the rights granted to Omega hereunder.

(f)
Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Nitto, currently threatened in writing against or affecting Nitto that questions the validity of this Agreement, the right of Nitto to enter into Agreement or consummate the transactions contemplated hereby or that relates to the Licensed IP.

(g)
Infringement. Neither Nitto nor any of its Affiliates has received any notice of any claim, nor does Nitto or its Affiliates have any knowledge of any reasonable basis for any claim, that any

Patent, Know-How or other Intellectual Property owned or controlled by a Third Party, but except for the Specified IP, would be infringed or misappropriated by the practice of any Licensed IP or the Joint IP in connection with the production, use, research, Development, manufacture or Commercialization of the Licensed Product. For the avoidance of doubt, neither Nitto nor any of its Affiliates make any representations and warranties with respect to non-infringement and no-misappropriation of the Specified IP by the practice of any Licensed IP or the Joint IP in connection with the production, use, research, Development, manufacture or Commercialization of the Licensed Product.

(h)
Third Party Infringement. To Nitto’s knowledge, no Third Party is infringing or has infringed any Patent within the Licensed IP or is misappropriating or has misappropriated any Know- How within the Licensed IP.

(i)
No Debarment. Neither Nitto nor any of its Affiliates, nor its or their respective employees, have been Debarred or are subject to Debarment.

9.3
Disclaimers. Without limiting the respective rights and obligations of the Parties expressly set forth herein, each Party specifically disclaims any guarantee that the Licensed Product will be successful, in whole or in part or that it does not infringe on any Third Party Intellectual Property. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTY OF ANY KIND UNDER THIS AGREEMENT, EITHER EXPRESS OR IMPLIED.

9.4
No Consequential Damages. NOTWITHSTANDING ANYTHING IN THIS LICENSE AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD-PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUES OR PROFITS, LOSS OF USE, COST OF REPLACEMENT, COST OF CAPITAL AND CLAIMS OF CUSTOMERS, INTEREST CHARGES, OR ANY INCREASED COSTS, UNLESS IN EACH CASE AN ARBITRATOR OR A COURT OF LAW DETERMINES SUCH DAMAGES TO BE DIRECT DAMAGES); PROVIDED THAT THIS SECTION 9.4 WILL NOT APPLY TO BREACHES OF A PARTY’S OBLIGATIONS UNDER ARTICLE 8 OR THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 9.6.

9.5
Performance by Others. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates and Third Party agents; provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and Third Party agents and will cause its Affiliates and Third Party agents to comply with the applicable provisions of this Agreement in connection therewith.

9.6
Indemnification.

(a)
Indemnification by Omega. Omega will indemnify Nitto, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Nitto Indemnitees”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) against the Nitto Indemnitees to the extent arising from or occurring as a result of: (i) the breach by Omega of any provision of this Agreement; (ii) any negligence or willful misconduct on the part of any Omega Indemnitee in connection with this Agreement; (iii) the final decision made by Omega’s Executive Officer pursuant to Section 3.3(f)(ii) with respect to any matter that the JSC is unable to reach consensus; or (iv) the Development, manufacture or Commercialization by or on behalf of Omega or any of its Affiliates or Sublicensees of the Licensed Product other than if solely related to any Nitto Materials, Nitto IP or component thereof (unless due to the manufacture of any of the foregoing by a Person other than Nitto).

(b)
Indemnification by Nitto. Nitto will indemnify Omega, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Omega Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims against Omega Indemnitees to the extent arising from or occurring as a result of: (i) the breach by Nitto of any provision of this Agreement; or (ii) any negligence or willful misconduct on the part of any Nitto Indemnitee in connection with this Agreement.

(c)
Notice of Claim. All indemnification claims provided for in Sections 9.6(a) and 9.6(b) will be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party will promptly notify the Indemnifying Party (the “Indemnifying Party”) in writing of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 9.6(a) and 9.6(b) (each such notice, an “Indemnification Claim Notice”), provided that the failure to promptly provide such notice and details will not relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party’s defense of the relevant Third Party Claim is prejudiced by such failure. Each Indemnification Claim Notice must contain a description of the claim and the nature and estimated amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

(d)
Defense, Settlement, Cooperation and Expenses.

(i)
Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party (the Indemnifying Party will consult with the Indemnified Party with respect to such counsel and a possible conflict of interest of such counsel retained by the Indemnifying Party). In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.

(ii)
Right to Participate in Defense. Without limiting Section 9.6(d)(i), any Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (A) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.6(d)(i) (in which case the Indemnified Party will control the defense), or (B) the Indemnified Party has received a written opinion of counsel, reasonably acceptable to the Indemnifying Party, to the effect that the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable Law, ethical rules or equitable principles, in which case the Indemnifying Party will assume one hundred percent (100%) of any such costs and expenses of counsel for the Indemnified Party.

(iii)
Settlement. With respect to any Third Party Claims that relate solely to the payment of money damages in connection with a Third Party Claim and that will not (A) result in the Indemnified Party’s becoming subject to injunctive or other relief, (B) include any admission or concession of liability or wrongdoing on the part of the Indemnified Party, or (C) otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to agree to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.6(d)(i), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided, it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, delayed or conditioned). Where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.6(d)(i), the Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned.

(iv)
Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith, at the Indemnifying Party’s expense. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

(v)
Costs and Expenses. Except as provided above in this Section 9.6(d), the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to prompt refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.7
Insurance. Each Party will maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement, including personal injury, physical injury or property damage arising out of the manufacture, sale, use, distribution or marketing of Licensed Products, and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the respective industry of such Party for the activities to be conducted by such Party under this Agreement. The coverage limits set forth herein will not create any limitation on a Party’s liability to the other under this Agreement. Upon the request of a Party, the other Party will provide evidence of the insurance coverage required by this Section 9.7.

ARTICLE 10

Term and Termination

10.1
Term. This Agreement commenced as of the MOU Effective Date (except where it expressly provides will commence as of the Effective Date) and, unless sooner terminated in accordance with the terms hereof or by mutual written consent of the Parties, will continue on a country-by-country basis, until there are no more Royalty payments owed to Nitto in such country with respect to the Licensed Product (the longest such period of time hereunder, the “Term”). Upon expiration of the applicable Royalty Term with respect to the Licensed Product in the applicable country, the license contained in Section 2.1 will become fully paid-up, royalty-free, perpetual and irrevocable with respect to the Licensed Product in such country.

10.2
Termination by Nitto.

(a)
Breach. Nitto will have the right to terminate this Agreement in full upon delivery of written notice to Omega in the event of a material breach by Omega of its representations, warranties or obligations under this Agreement, provided that such breach has not been cured within sixty (60) days after written notice thereof is given by Nitto to Omega specifying the nature of the alleged breach.

(b)
Disputed Breach. If Omega disputes in good faith the existence or materiality of a breach specified in a notice provided in accordance with Section 10.2(a), and Omega provides Nitto notice of such dispute within such sixty (60) day period, then Nitto will not have the right to terminate this Agreement under Section 10.2(a) unless and until it is finally determined, in accordance with Section 11.5 that Omega has materially breached this Agreement and Omega has failed to cure such breach within sixty

(60) days following such decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder. During the pendency of any such dispute, Omega will pay to Nitto all Milestone Payments and Royalty payments set forth herein that may become due during such period.

10.3
Termination by Omega.

(a)
Breach. Omega will have the right to terminate this Agreement in full upon delivery of written notice to Nitto in the event of a material breach by Nitto of its representations, warranties or obligations under this Agreement, provided that such breach has not been cured within sixty (60) days after written notice thereof is given by Omega to Nitto specifying the nature of the alleged breach.

(b)
Discretionary Termination. Omega, at any time after one (1) year following the MOU Effective Date, will have the right to terminate this Agreement in full at its discretion for any or no reason by delivering written notice to Nitto, such termination to be effective thirty (30) days following the date of such notice.

(c)
Termination for Good Faith Reason. During the first year after the MOU Effective Date, this Agreement may be terminated on a country-by-country basis, or in its entirety, in Omega’s good faith discretion following consultation with the JSC for the following reasons:

(i)
there is no reasonable likelihood that (a) the clinical studies for the Licensed Product will be completed, or (b) the Licensed Product will obtain Marketing Authorization Approval (and pricing/reimbursement, if applicable) from a Regulatory Authority in any Major Market Country;

(ii)
efficacy, safety, and/or tolerability of the Licensed Product will not achieve the development criteria, or it is otherwise determined that the that the risk profile of the Licensed Product outweigh its benefits; or

(iii)
it is unlikely that the Licensed Product will be commercially viable, including due to technical feasibility (whether in manufacture, clinical development or otherwise), profit potential, strategic value or the competitiveness of the Licensed Product, or the relative intellectual property and development positions of the Licensed Product and competitive third-party products.

10.4
Termination Upon Bankruptcy. If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition or commences a proceeding under any bankruptcy or insolvency act in any state or country or has any such petition or application filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may thereafter terminate this Agreement effective immediately upon written notice to such Party. All licenses and rights to licenses granted under or pursuant to this Agreement by one Party (the “Licensor Party”) to the other Party (the “Licensee Party”) are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code (“Insolvency Legislation”). The Parties agree that Licensee Party, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that that upon commencement of a bankruptcy proceeding by or against Licensor Party under the Bankruptcy Code, Licensee Party will be entitled to a complete duplicate of, or complete access to (as Licensee Party deems appropriate), all such intellectual property and all embodiments of such intellectual property to the extent provided for under the Bankruptcy Code. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to Licensee Party (i) upon any such commencement of a bankruptcy proceeding and upon written request by Licensee Party, unless Licensor Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i) of this Section 10.4, upon the rejection of this Agreement by or on behalf of Licensor Party and upon written request by the Licensee Party. Licensor Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by Licensee Party or its Affiliates of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist Licensee Party and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for Licensee Party to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights Licensee Party may have arising under the Bankruptcy Code or other applicable law.

10.5
Effects of Termination. Upon termination (but not expiration of the Term pursuant to Section 10.1) of this Agreement for any reason:

(a)
Cessation of Rights. Except as otherwise expressly provided herein, all rights and licenses granted by Nitto to Omega in Section 2.1 will terminate.

(b)
Sell Off. Notwithstanding the termination of Omega’s licenses and other rights under this Agreement, Omega will retain the right to distribute, sell or otherwise dispose of its existing inventory of the Licensed Products, in each case that is intended for distribution, sale or disposition in the Territory, for a period of not more than three (3) months following the date of the effective termination, as though this Agreement had not been terminated, and such distribution, sale or other disposition will not constitute infringement of the Patents or other intellectual property or proprietary rights of Nitto or its Affiliates. Omega’s right to distribute, sell or otherwise dispose of its existing inventory of the Licensed

Product pursuant to this Section 10.5(b) will be subject to Omega’s continuing obligation to pay Royalties with respect to the Net Sales.

10.6
Survival. In addition to the termination consequences set forth in Section 10.5, the following provisions will survive termination or expiration of this Agreement, as well as any other provision that by its terms or by the context thereof, is intended to survive such termination: Article 1 (to the extent applicable to any other surviving provisions), Article 5, Article 7 (with respect to Joint Patents), Article 8 and Article 11, and Section 2.3(b)(v) (only upon the circumstances set forth therein), last sentence of Section 4.4(c) (with respect to a Royalty Term that has expired), the first sentence of Section 6.1 (with respect to Joint Patents), 6.2, 6.3, 6.4 (with respect to Joint Patents), 6.5 (with respect to Joint Patents), 9.3, 9.4, 9.5, 9.6, the last sentence of Section 10.1, 10.4, 10.5 and this Section 10.6. Termination or expiration of this Agreement will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon termination or expiration of this Agreement.

ARTICLE 11

General Provisions

11.1
Cumulative Remedies and Irreparable Harm. All rights and remedies of the Parties hereunder will be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, at Law or otherwise. Each Party acknowledges and agrees that breach of any of the terms or conditions of this Agreement may cause irreparable harm and damage to the other and that such damage may not be ascertainable in money damages and that as a result thereof the non-breaching Party may be entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching Party without the necessity of proving actual damages or posting bond. Such right to equitable relief is in addition to whatever remedies either Party may be entitled to as a matter of Law or equity, including money damages.

11.2
Relationship of Parties. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied Third Party beneficiaries hereunder (except for Omega Indemnitees and Nitto Indemnitees for purposes of Section 9.6, and Omega’s Sublicensees for purposes of Section 2.3(b)(v)). For clarity, except as expressly provided in Section 2.2 above, Omega does not grant to Nitto any rights or licenses under this Agreement to any Omega IP, Omega’s interest in Joint IP, or any other intellectual property rights of Omega.

11.3
Compliance with Law. Each Party will perform or cause to be performed any and all of its obligations or the exercise of any and all of its rights hereunder in good scientific manner and in compliance with all applicable Law.

11.4
Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Massachusetts, United States of America, without respect to any of its conflicts of laws principles to the contrary, provided that any dispute relating to the scope, validity, enforceability or infringement of any Patents will be governed by, and construed and enforced in accordance with, the substantive Laws of the jurisdiction in which such Patents apply.

11.5
Dispute Resolution.

(a)
Disputes. Disputes arising under or in connection with this Agreement will be resolved pursuant to this Section 11.5; provided, however, that in the event a dispute cannot be resolved without an adjudication of the rights or obligations of a Third Party (other than any Omega Indemnitees or Nitto Indemnitees identified in Section 9.6), the dispute procedures set forth in Sections 11.5(b) and 11.5(c) will be inapplicable as to such dispute.

(b)
Dispute Escalation. In the event of a dispute between the Parties, the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within twenty (20) days, any Party may, by written notice to the other, have such dispute referred to each Executive Officers, who will attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period following receipt of such written notice.

(c)
Dispute Resolution.

(i)
Except as otherwise set forth in this Agreement, in the event of any unresolved matter, dispute, or controversy or claim arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof or which this Agreement expressly provides shall be resolved in accordance with this Section 11.5(c) (each, a “Dispute”), the Parties shall refer the Dispute to the Executive Officers (or designees with similar authority to resolve such Dispute), who shall attempt in good faith to resolve such Dispute. If the Executive Officers cannot resolve such Dispute within thirty (30) days of the matter being referred to them in writing, then such Dispute is to be settled by binding arbitration (each such arbitration, an “Arbitration”). Any dispute about the propriety of commencing the Arbitration or the scope or applicability of the agreement to arbitrate shall be finally settled by Arbitration.

(ii)
The set, or legal place, or Arbitration shall be New York, New York, and shall be administered by JAMS in accordance with the JAMS International Arbitration Rules and Procedures, applying its Expedited Procedures pursuant to Article 21 thereunder. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding Section 11.4 with respect to the applicable substantive law, any Arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et. seq.).

(iii)
If the alleged damages or amount in dispute (claims and counterclaims inclusive) is less than five million USD ($5,000,000) and the dispute does not concern ownership of Intellectual Property developed under this Agreement, the Parties shall appoint a single arbitrator to be selected by mutual agreement or, if the Parties are unable to agree on an arbitrator within fifteen (15) Business Days after the commencement of Arbitration, the arbitrator shall be appointed by JAMS in accordance with its rules, in each case satisfying the criteria set forth below to the maximum extent possible. If the alleged damages or amount in dispute (claims and counterclaims inclusive) is more than five million USD ($5,000,000) or the dispute concerns ownership of Project IP, the Arbitration shall be conducted by a panel of three (3) arbitrators—each Party shall appoint one (1) arbitrator within ten (10) Business Days after the commencement of Arbitration, and the Parties shall jointly appoint the third arbitrator to be selected by mutual agreement within fifteen (15) Business Days after the commencement of Arbitration. Any arbitrator that is not appointed within the allotted time, shall be appointed by JAMS in accordance with its rules, in each case satisfying the criteria set forth below to the maximum extent possible.

(iv)
In all cases, the arbitrator chosen by each Party must be a practicing or retired attorney or judge with no less than ten (10) years of biotechnology industry experience and expertise,

including experience and expertise relating to collaboration and license agreements similar to this Agreement, and the third arbitrator must have no less than fifteen (15) years of such experience and expertise. Under no circumstances shall an arbitrator be a current or former employee, attorney or consultant of either Party or its Affiliates. If the Dispute relates primarily to scientific matters, then the arbitrator should also have relevant scientific expertise, including experience and expertise relating to drug discovery, product development, or commercialization. In all cases, each arbitrator shall be fluent in the English language. An arbitrator shall be deemed to meet these qualifications unless a party objects within fifteen

(15) Business Days after the arbitrator is appointed.

(v)
Within twenty (20) days following the later of the date of the last hearing or receipt by the arbitrator(s) of the Parties’ written submission, including any post-hearing brief, the arbitrator(s) shall render its award in writing. The award of the arbitrator shall be final and binding on the Parties and the Parties undertake to carry it out without delay.

(vi)
The Parties expressly consent to the exclusive jurisdiction of and venue in the United States District Court for the Southern District of New York (and, if such federal court rejects jurisdiction for any reason, then the Parties expressly consent to the jurisdiction of and venue in the state courts of the City of New York, State of New York) solely and specifically for the purposes of confirming, vacating, modifying or correcting the award rendered in any Arbitration. The Parties agree and consent to submit themselves to personal jurisdiction in any such action brought in those courts and hereby waive any right to challenge the jurisdiction of those courts over such action or that those courts are an inconvenient forum for such action. The Parties consent to service of process in any such action by certified mail addressed in accordance with the notice provisions of this Agreement, without prejudice to service of process by any other means authorized by applicable Law.

(vii)
The Parties hereby agree that any disputed performance or suspended performance pending during the Arbitration will be completed within a reasonable time period following the award of the arbitrator(s) if the award so orders it.

(viii)
Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

(ix)
All activities undertaken by the arbitrator(s) will be conducted subject to obligations of confidentiality no less restrictive than those set forth in Article 8. Further, the Parties acknowledge and agree that all information exchanged in connection with the Arbitration proceedings, and the conduct of such proceedings and any information produced thereunder shall be Confidential Information under this Agreement and subject to the provisions of Article 8.

(d)
Injunctive Relief. Notwithstanding the dispute resolution procedures set forth in this Section 11.5, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to any dispute resolution procedures hereunder.

(e)
Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled while the dispute resolution procedures set forth in this Section 11.5 are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result.

(f)
Prevailing Party. The prevailing Party in any suit related to this Agreement will be entitled to recover from the losing Party all out-of-pocket fees, costs and expenses (including those of attorneys, professionals and accountants and all those arising from appeals and investigations) incurred by the prevailing Party in connection with such arbitration or suit.

11.6
Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

11.7
Headings. All headings in this Agreement are for convenience only and will not affect the meaning of any provision hereof.

11.8
Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

11.9
Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitation”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. In this Agreement, the word “or” means “and/or”. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Appendices in this Agreement are to Sections and Appendices of this Agreement. References to any Sections include Sections and subsections that are part of the related Section.

11.10
Binding Effect. This Agreement will inure to the benefit of and be binding upon the Parties, their Affiliates, and their respective lawful successors and assigns.

11.11
Assignment. This Agreement may not be assigned by Nitto, nor may Nitto delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder or otherwise without the prior written consent of Omega, which consent will not be unreasonably withheld, conditioned or delayed; provided that Nitto may assign this Agreement without such consent to an Affiliate or to its successor in connection with the sale of all or substantially all of its assets or business or that portion of its business pertaining to the subject matter of this Agreement (whether by merger, consolidation or otherwise); provided that such Affiliates or Third Party agree to be bound by this Agreement and the relevant provisions of the MDA. Omega may assign this Agreement in whole or in part to an Affiliate or to any Third Party; provided that such Affiliate or Third Party agree to be bound by the applicable terms of this Agreement and the MDA.

11.12
Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement will be in writing and will be deemed to have been duly given upon the date of receipt if delivered by hand, email, recognized international overnight courier, or registered or certified mail, return receipt requested, postage prepaid to the following addresses:

if to Omega: Omega Therapeutics, Inc.

20 Acorn Park Drive Cambridge, MA 02140 U.S.A.

Attention: Chief Executive Officer

Email:

310

With a copy to: Chief Legal Officer

If to Nitto: Nitto Denko Corp.

1-1-2 Shimohozumi

Ibaraki, Osaka 567-8680 Japan

Attention: Head of Division, Nucleic Acid Medicine Business Div.

Email:

With a copy to: Director of Strategy Management Dept., Nucleic Acid Medicine Business Div.

Email: and

Nitto BioPharma, Inc. 10618 Science Center Drive San Diego, CA 92121 U.S.A.

Attention: Vice President Email:

Either Party may change its designated address by notice to the other Party in the manner provided in this Section 11.12.

11.13
Amendment and Waiver. This Agreement may be amended, supplemented, waived or otherwise modified only by means of a written instrument signed by both Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. No failure or delay in enforcing any right, remedy or provision of this Agreement shall constitute a waiver thereof. Any waiver of any rights to act in a specific instance will relate only to such instance and will not be construed as an agreement to waive any rights in any other instance, whether or not similar.

11.14
Severability. In the event that any provision of this Agreement will, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

11.15
Entire Agreement. This Agreement (including all appendices and exhibits hereto and thereto) and the MDA are the sole agreements with respect to the subject matter hereof and thereof and supersede all other agreements and understandings between the Parties with respect to same. If there is any conflict between this Agreement and the MDA with respect to the Collaboration Target, this Agreement will prevail. For the avoidance of doubt, the Parties hereby acknowledge that any liabilities that have accrued under the MOU are reflected in the terms and conditions of this Agreement. If there is any conflict between this Agreement and the MOU, this Agreement will prevail.

11.16
Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement (other than any obligations to pay amounts due hereunder) to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure will mean conditions beyond the reasonable control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, pandemic (including the COVID-19 pandemic), epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).

11.17
Further Assurances. Each Party will take all customary and reasonable actions and do all things reasonably necessary or proper, including under applicable Law, to make effective and further the intents and purposes of the transactions contemplated by this Agreement, including executing any further instruments reasonably requested by the other Party.

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WITNESS WHEREOF, the Parties have caused this Collaboration and License Agreement to be executed by their respective duly authorized officers as of the Effective Date.

NITTO DENKO CORPORATION

By: /s/ Yosuke Miki

Name: Yosuke Miki

Title: Senior Executive Vice President & CTO

Date: October 12, 2022

OMEGA THERAPEUTICS, INC.

By: /s/ Mahesh Karande

Name: Mahesh Karande

Title: President & CEO

Date: October 7, 2022

,.

Signature Page to Collaboration and License Agreement